Exhibit 10.1
CIENA CORPORATION
AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Amended and Restated Change in Control Severance Agreement (the “Agreement”) is made by and between Ciena Corporation, a Delaware corporation (as hereinafter defined, the “Corporation”) and Gary B. Smith (the “Executive”), and shall become effective on the last date signed below.
     WHEREAS, the Corporation considers it essential to foster the continuous employment of key management personnel and recognizes that the possibility of a Change in Control (as hereinafter defined) of the Corporation exists and that such possibility, and the uncertainty that it may cause, may result in the departure or distraction of key management personnel of the Corporation, to the detriment of the Corporation and its stockholders;
     WHEREAS, the Executive is a key management employee of the Corporation;
     WHEREAS, the Corporation desires to encourage the continued employment of the Executive by the Corporation and wants assurance that it will have the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a Change in Control; and
     WHEREAS, in the event that the Corporation and the Executive are parties to an existing Transfer of Control / Severance Agreement (the “Original Agreement”), this Agreement will be deemed to amend and restate the Original Agrement so that the Original Agreement will be terminated and superseded in its entirety by this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows:
1. Certain Definitions. In addition to those terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:
     1.1. “Board” means the Board of Directors of the Corporation, as constituted from time to time.
     1.2. “Cause” means the occurrence of any one or more of the following:
     (i) the Executive’s willful and continued failure substantially to perform the duties of the Executive’s position (other than as a result of Disability or as a result of termination by the Executive for Good Reason) after written notice to the Executive by the Board specifying such failure, provided that such “cause” shall have been found by a majority vote of the Board after at least 10 days’ written notice to the Executive specifying the failure on the part of the Executive and after an opportunity for the Executive to be heard at a meeting of the Board;
     (ii) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, any act or omission by the Executive constituting immoral conduct, or any willful material violation by the Executive of the Corporation’s Code of Business Conduct and

Ethics, which in any such case is injurious to the financial condition or business reputation of the Corporation;
     (iii) the Executive’s being found liable after final adjudication in any Securities and Exchange Commission or other civil or criminal securities law action; or
     (iv) the Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business.
     For purposes of this definition, no act or failure to act by the Executive shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such act or failure to act was in or not opposed to the Corporation’s best interests.
     1.3. “Change in Control” means the occurrence of any one of the following events:
     (i) the direct or indirect sale or exchange by the stockholders of the Corporation of all or substantially all of the stock of the Corporation where the stockholders of the Corporation before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”) after such sale or exchange;
     (ii) a merger or consolidation where the stockholders of the Corporation before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Acquiring Corporation after such merger or consolidation;
     (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Corporation (other than a sale, exchange, or transfer to one or more subsidiary corporations of the Corporation);
     (iv) a liquidation or dissolution of the Corporation; or
     (v) any other event that the Board, in its sole discretion, shall determine constitutes a Change in Control.
     In each case the determination of whether or not a “Change in Control” is deemed to have taken place shall be made without regard to whether such events or occurrences constituting the Change in Control were hostile or against the position of the Board, or were approved or concurred in by the Board.
     1.4. “Code” means the Internal Revenue Code of 1986, as amended.
     1.5. “Corporation” means Ciena Corporation, its affiliates and subsidiaries, and any successor as provided in Section 7.5.
     1.6. “Disability” means either (i) “total disability” as defined for purposes of the Corporation’s long-term disability benefit plan; or (ii) the Executive’s inability, as a result of physical or mental incapacity, to perform the Executive’s duties for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period.

     1.7. “Effective Date” means the date on which a Change in Control becomes effective. In the event of a subsequent Change in Control within one year of the prior Change in Control, “Effective Date“shall be adjusted to mean the date on which the subsequent Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Executive’s employment with the Corporation had terminated prior to the date on which the Change in Control occurred, and if it is reasonably demonstrated by the Executive that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control or otherwise arose in connection with or in anticipation of the Change in Control, then, for all purposes of this Agreement, the term “Effective Date” shall mean, with respect to such Executive only, the date immediately prior to the date of such termination of employment.
     1.8. “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following after the Effective Date:
     (i) removal from, or failure to be reappointed or reelected to, the Executive’s principal position immediately prior to the Effective Date (other than as a result of a promotion);
     (ii) material diminution in the Executive’s position, duties or responsibilities, or the assignment to the Executive of duties that are materially inconsistent with the scope of duties and responsibilities associated with the Executive’s position, immediately prior to the Effective Date;
     (iii) reduction in the Executive’s base salary or bonus or award opportunity under any corporate incentive plan (or any successor to any such plan), or a reduction in level of participation in long term incentive, benefit and other plans for senior executives, as in effect immediately prior to the Effective Date, or their equivalents;
     (iv) relocation of the Executive’s principal workplace to a location that is more than 50 miles from the Executive’s principal workplace immediately prior to the Effective Date; or
     (v) the failure by the Corporation to obtain the assumption of this Agreement pursuant to Section 7.5, provided that the successor shall have received at least ten days’ prior written notice from the Corporation or the Executive of the requirements of Section 7.5.
     For purposes of clauses (i), (ii) or (iii) of this definition, an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.
     1.9. “Options” means the Executive’s options to purchase common stock of the Corporation (or to receive cash or property the amount or value of which is determined by reference to the price of the Corporation’s common stock) that are validly issued under any of the Corporation’s equity incentive or stock option plans and outstanding as of the Effective Date.
     1.10. “Performance-Adjusted Restricted Stock” means the Executive’s restricted stock (including “restricted stock units” or other rights to receive common stock of the Corporation) that is validly issued under any of the Corporation’s equity incentive plans, outstanding as of the Effective Date and subject to time-based vesting combined with the possibility of accelerated vesting if performance-based targets are achieved.
     1.11. “Performance-Based Restricted Stock” means the Executive’s restricted stock (including “restricted stock units” or other rights to receive common stock of the Corporation) that is validly issued under any of the Corporation’s equity incentive plans, outstanding as of the Effective Date and subject to performance-based vesting.
     1.12 “Time-Based Restricted Stock” means the Executive’s restricted stock (including “restricted stock units” or other rights to receive common stock of the Corporation) that is validly issued under any of the Corporation’s equity incentive plans, outstanding as of the Effective Date and subject to time-based vesting.
     1.13. “Triggering Event” means termination of the Executive’s employment with the Corporation without Cause by the Corporation, or for Good Reason by the Executive, on or within one year after the Effective Date. For purposes of this definition, an Executive’s employment with the Corporation will be deemed to have terminated on the earlier of the date the Executive’s employment with the Corporation ceases or the date that written notice of any such termination is received by the Executive or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Executive’s employment with the Corporation will continue for a specified period thereafter. The failure by the Executive or the Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right.
2. Term of Agreement.
     This Agreement shall commence on the date of its execution by the Executive and shall continue in effect through the duration of the Executive’s employment by the Corporation; provided, however, that in the event that a Change in Control occurs during the Executive’s employment by the Corporation, this Agreement shall continue in effect for a period of 14 months following the month in which the Effective Date occurs.
3. Severance Benefits Upon Triggering Event.
     Upon a Triggering Event, and provided that the Executive satisfies the conditions precedent set forth in Sections 4.1 and 4.2 hereof, the Corporation shall (in addition to any compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than amounts excluded by Section 6.2) pay the Executive the following amounts and provide the Executive with the following benefits:
     3.1 Severance Payment. Within 30 days after the Executive’s last day of employment with the Corporation, the Corporation shall pay to the Executive, in a lump sum and subject to any applicable payroll or other taxes required to be withheld, the greater of (i) Two Million Dollars ($2,000,000) or (ii) an amount equal to the sum of (x) the Executive’s annual base salary as in effect immediately prior to either the date of the Executive’s termination of employment with the Corporation or the Effective Date, whichever is higher and (y) the Executive’s annual bonus amount under any incentive plan(s) or program(s) in which the Executive participated immediately prior to either the date of the Executive’s termination of employment with the Corporation or the Effective Date, whichever is higher, based on an assumed achievement of 100% of the targeted performance goal(s) for such award. Upon receipt of an amount specified under this Section 3.1, neither the Executive nor any other person claiming any payment by reason of the Executive’s participation in the applicable annual bonus plan shall have any right to any payment under such plan(s) or program(s) with respect to any applicable award thereunder.

     3.2 Welfare Benefit and D&O Insurance. Until the earlier of the first anniversary of the Executive’s termination or the last day of the month in which the Executive commences employment with another employer (the “Coverage Period”), the Corporation shall continue the Executive’s (and, where applicable, members of the Executive’s family’s) participation in the group medical, dental, life and disability plans maintained by the Corporation on substantially the same basis as if the Executive were an employee of the Corporation. In the event that the Corporation is unable for any reason to provide for the Executive’s (and, where applicable, the Executive’s family’s) continued participation in one or more of such plans during the Coverage Period, the Corporation shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Corporation shall also pay to the Executive at least annually an amount which shall be sufficient on an after tax basis to compensate the Executive for all additional taxes incurred by reason of any income realized as a result of the continued coverage under this subparagraph, to the extent such taxes result from the Executive’s status as a non-employee and would not be incurred if the Executive was an employee of the Corporation, on a grossed-up basis at the highest marginal income tax rate for individuals. The Coverage Period shall not be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or for purposes of any other obligation of the Corporation to provide any continued coverage to the Executive (and, where applicable, members of the Executive’s family) under any group medical, dental, life or disability plan. The Corporation shall continue to maintain director and officer insurance covering the Executive, and shall maintain in effect any indemnification agreements providing for indemnification of the Executive by the Corporation, until the applicable statute of limitations has ended;
     3.3 Options and Restricted Stock. Notwithstanding the terms of any plan, program or arrangement maintained by the Corporation,
(a)	upon the Effective Date, the Executive’s Performance-Based Restricted Stock, Performance-Adjusted Restricted Stock and any other instruments of equity-based compensation that are subject to performance-based vesting, to the extent unvested, shall immediately be converted into Time-Based Restricted Stock, with vesting being deemed to have commenced on the date of grant and vesting as to 1/16th of the grant at the end of each three-month period following the date of grant;

(b)	upon a Triggering Event, all of the Executive’s Options and Time-Based Restricted Stock (including any converted Performance-Based Restricted Stock and Performance-Adjusted Restricted Stock), to the extent unvested, shall become immediately vested and exercisable in full; and

(c)	upon a Triggering Event, the Executive must elect to exercise any unexercised and exercisable Options within the time period set forth in the applicable plan, program or arrangement under which they were granted, subject to the following requirements:
(i)	If the exercise of any Option (or the sale of any common stock underlying such Option) within the time period described in this Section 3.3 is prevented by the requirements of federal or state securities laws or as provided under the terms of the applicable plan, program or arrangement, then the Option shall remain exercisable until three months after the date the Executive is notified by the Corporation that the Option is exercisable, but in no event later than ten years after the date of grant of the Option; and

(ii)	If the exercise of any Option (or the sale of any common stock underlying such Option) within this time period would subject the Executive to suit under Section 16(b) of the Securities Exchange Act of 1934, the period for exercise shall be extended until the earliest to occur of (a) the tenth day following the date on which the Executive would no longer be subject to such suit, (b) the 190th day after the Executive’s last day of employment with the Corporation, or (c) ten years after the date of grant of the Option.
4. Conditions Precedent.
     4.1. Release and Waiver. The parties agree that, as a condition to the Executive’s right to receive the severance benefits set forth in Section 3, the Executive shall execute a general waiver and release (a “Release”), in form and substance reasonably satisfactory to the Corporation, of all claims relating to the Executive’s employment by the Corporation and the termination of such employment, including but not limited to discrimination claims, employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of ERISA, or any obligation of the Corporation to provide future performance under Section 3).
     4.2. Non-Competition and Non-Solicitation. The parties agree that, as a condition to the Executive’s right to receive the severence benefits set forth in Section 3, the Executive agrees that, for a period of 12 months following the Executive’s last day of employment with the Corporation, the Executive will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Corporation:
(a) be employed or engaged by or associated with, or engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any business or other commercial activity whose products compete, in whole or in part, with the products of the Corporation; provided, that the Executive may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or
(b) (i) solicit or induce any employee of the Corporation to leave the employ of the Corporation, (ii) solicit business of the same or similar type being carried on by the Corporation from any person known by to the Executive to have purchased products or services from the Corporation within the 12 months prior to the Executive’s last day of employment with the Corporation, (iii) unlawfully interfere with the Corporation’s relationship with any person, including any person who was an employee, contractor, supplier or customer of the Corporation, or (iv) disparage the Corporation or any of its shareholders, directors, officers, employees or agents.
     4.3. Construction. Section 4.2 is intended to provide the greatest restriction allowable under Cal. Bus. & Prof. Code §16601. In the event any provision hereof is determined by a court of competent jurisdiction to violate any provision of Cal. Bus. & Prof. Code §16601, that provision shall be modified to the least extent necessary to render it enforceable and the remainder of the Agreement shall remain in full force and effect.
     4.4. Remedies. In the event of a breach of Section 4.2 by the Executive, then the Executive shall immediately reimburse the Corporation the entire gross amount of the severance benefits paid to the Executive pursuant to Section 3 up to the date of such breach. The forfeiture provisions of this Section 4.4 shall be in addition to, and not in limitation of, any other remedies available to the Corporation at law or in equity.
5. Limitation on Payments by the Corporation.
     5.1. In the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (“Payment” or “Payments”) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either:
(i)	paid or distributed in full, or

(ii)	paid or distributed as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive (on an after-tax basis) of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.
     5.2. Unless the Corporation and the Executive otherwise agree in writing, all determinations required to be made under this Section 5 shall be made in writing by the independent public accountants appointed for this purpose by the Corporation (the “Accountants”) immediately prior to the Triggering Event, whose determination shall be conclusive and binding upon the Corporation and the Executive for all purposes. For purposes of making the calculation required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Corporation shall bear all costs the Accountants may reasonably incur in connetion with any calculations contemplated by this Section 5.
6. Terms and Conditions of Participation.
     6.1. At-Will Employment Status. The Executive acknowledges and agrees that except as may otherwise be expressly provided under any other executed agreement between the Executive and the Corporation, nothing contained in this Agreement (including, but not limited to using the term “Cause” to determine benefits under this Agreement) is intended to change the fact that the employment of the Executive by the Corporation is “at will” and may be terminated by either the Executive or the Corporation at any time.

     6.2. Non-Duplication. Notwithstanding any other agreement to the contrary, the Executive acknowledges and agrees that (i) subject to Section 3.4, the payments under this Agreement shall be the only severance or similar payments that are payable by the Corporation under any plan, program, policy or agreement, and (ii) except for amounts payable under any retirement plans or stock purchase plans of the Corporation in which the Executive may participate, the payments under this Agreement are in full and complete satisfaction of all liabilities of the Corporation with respect to the Executive under all such other plans, programs and agreements.
7. General.
     7.1. Prior Agreements; Inconsistent Provisions. This Agreement shall replace and supersede in its entirety the Transfer of Control / Severance Agreement between the Corporation and the Executive, dated December 11, 2001, which agreement is hereby terminated and of no further force and effect. With that exception, this Agreement shall be in addition to, and have no effect on, the provisions of any other agreements, including without limitation indemnification agreements and proprietary information, inventions and non-solicitation agreements that may exist between the Corporation and the Executive. Notwithstanding the foregoing, to the extent that the terms and conditions of this Agreement are inconsistent with those found in any other agreement or plan to which the Corporation and the Executive are each a party, the terms and conditions of this Agreement shall control.
     7.2. Amendment. This Agreement may not be amended or terminated after the Effective Date. Prior to the Effective Date, the Board may, in its sole discretion, modify or amend this Agreement in any respect, provided such actions do not reduce the amount or defer the receipt of any payment or benefit provided under this Agreement.
     7.3. Payment Obligations; Overdue Payments. Subject to satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, the Corporation’s obligations to make the payments and provide the benefits to the Executive under this Agreement shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, except as otherwise provided in Section 4.4. The Executive shall be entitled to receive interest at the prime rate of interest published from time to time by The Wall Street Journal on any payments under this Agreement that are 30 days overdue, provided, however, that no payments shall be deemed to be overdue until the Executive executes the Release and any rescission period with respect to such Release has expired.
     7.4. No Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligations to make the payments and provide the benefits required under this Agreement, except as provided in the first sentence of Section 3.2.
     7.5. Successors. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representative. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such event resulting in a successor had taken place.
     7.6. Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).
     7.7. Arbitration. DISPUTES REGARDING THE EXECUTIVE’S EMPLOYMENT WITH THE CORPORATION, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE HEREUNDER, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN THE CORPORATION AND THE EXECUTIVE SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JUDICIAL ARBITRATION AND MEDIATION SERVICES (“JAMS”) OR ANY SUCCESSOR THERETO, IN ACCORDANCE WITH JAMS’ ARBITRATION RULES FOR EMPLOYMENT DISPUTES THEN IN EFFECT, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF DELAWARE WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT. ARBITRATION MAY BE HELD IN BALTIMORE, MARYLAND OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED SOLELY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PREVAILING PARTY IN THE ARBITRATION, AS DETERMINED BY THE ARBITRATOR, SHALL BE ENTITLED TO REIMBURSEMENT OF REASONABLE ATTORNEY’S FEES AND DISBURSEMENTS INCURRED IN SUCH PROCEEDINGS BY THE NON-PREVAILING PARTY. BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP ANY RIGHT THEY MIGHT HAVE TO SUE EACH OTHER IN COURT AND HAVE THEIR CASE DECIDED BY A JUDGE OR JURY, AND AGREE TO RESOLVE ANY AND ALL DISPUTES BY ARBITRATION.
     7.8. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date written below.

CIENA CORPORATION			EXECUTIVE

By:	/s/ Russell B. Stevenson, Jr.	By:	/s/ Gary B. Smith

Name:	Russell B. Stevenson, Jr.	Name:	Gary B. Smith

Title:	Sr. Vice President, General Counsel	Title:	President and Chief Executive Officer

Date:	1/25/2007	Date:	1/24/2007